Exhibit 10.1

Pete A. Meyers

121 Ridgeway Street

Mt. Vernon, NY 10552

April 24, 2017

Dear Pete:

I am pleased to extend this conditional offer of employment to you for the position of Chief Financial Officer with Eagle Pharmaceuticals, Inc. (the “Company” or “Eagle”).  The following would be the basic terms of your employment with the Company contingent upon your completion of a background check and drug test to the satisfaction of the Company, proof of eligibility for U.S. employment and the completion of satisfactory references:

Department:        Finance

Reporting to:       Scott Tarriff

Start Date:            May 15, 2017

Duties:  Your initial position will be Chief Financial Officer performing such duties as are normally associated with this position and such duties as are assigned to you from time to time.  This is a full-time position.

Initial Salary:     $400,000 annually, subject to applicable withholdings as permitted and required by law.  Your salary will be paid in accordance with the Company’s normal payroll practices.  Your salary may be reviewed periodically and adjusted by Eagle to reflect performance and responsibilities.  Any salary increases received during the first year of employment will be pro-rated.

Benefits:   In accordance with the terms, including eligibility criteria, of applicable plan documents, you may participate in the Company’s health insurance program for you and your eligible dependents starting on your date of employment.

Additionally, you may participate in the Company’s 401(k) plan, life insurance program and long-term disability plan upon meeting the Company’s specified eligibility requirements for each plan.

All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

Cash Bonus:   Your target cash bonus for 2017 will be 60% of your annual base salary (the “Bonus”), determined in accordance with the Company’s Bonus Plan, as may be amended from time to time.  Such bonus will be earned subject to the achievement of performance objectives approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and

paid in accordance with Eagle’s standard compensation practices.  The Bonus, if any, will be subject to applicable payroll deductions and withholdings.  At the end of each calendar year, the Company will determine whether you earned the Bonus and the amount of any Bonus pursuant to the terms of the Company’s Bonus Plan.  No amount of the Bonus is guaranteed, and you must be an employee in good standing on the Bonus payment date to be eligible to receive a Bonus.  The Bonus, including the target percentage, is subject to change in the Company’s sole discretion.

Vacation:   You will be eligible to accrue up to four weeks of paid vacation annually prorated from date of hire for the first calendar year, which accrues each bi-monthly pay period.

Stock Options:   It will be recommended to the Compensation Committee that you be granted options to purchase 50,000 shares of Eagle common stock at an exercise price equal to the closing market price on the date of grant. Upon approval your 50,000 options will vest in accordance with the standard vesting schedule under Eagle’s 2014 Equity Incentive Plan which states that one-fourth (1/4th) of the shares vest one year after your start date (the “Vesting Commencement Date”); the balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date, subject to your Continuous Service as of each such date.  The option awards shall be subject to the terms and conditions of Eagle’s 2014 Equity Incentive Plan and an award agreement thereunder.

As a condition of your employment with Eagle, you will be required to sign, execute and abide by the terms of the Company’s standard Proprietary Information, Invention Assignment, Non-Competition and Non-Solicitation Agreement. You also acknowledge that you are aware of no obligations, contractual or otherwise, relating to a prior employer or any other entity for which you rendered services or are affiliated which would prevent or prohibit you from performing fully your job responsibilities now or in the future. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company.  You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.  You also agree to honor all obligations to former employers during your employment with the Company.  The Company will not be liable for or pay the cost of defense you may incur for any potential breaches of contract, common law or other commitments arising from any of your current or previous employers.  Based on your representations to us, we understand that no such commitments, restrictions or obligations exist which would prevent you from acting on our behalf, now or in the future.

Your employment with the Company is “at-will” which means it is not for a specified term and may be terminated by you or the Company at any time for any reason, with or without cause.  Once an employee, you will be subject to Eagle’s practices and procedures which will be provided to you on your first day, as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.

If you accept this conditional offer of employment, please sign below and return the signed copy to me as soon as convenient.  By signing this letter, you acknowledge that the terms described in this letter, together with the Proprietary Information, Invention Assignment, Non-Competition and Non-Solicitation Agreement attached hereto, set forth the entire understanding between us and supersede any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein.  No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

All new hires are required to prove eligibility to work in the United States in accordance with Federal law and complete an I-9 form.  On your first day of employment, please provide us with employment eligibility documentation. On or before your start date you will also be given a welcome packet containing other pertinent forms and materials for you to complete upon your Start Date.

This offer of employment is contingent upon: (a) your completion of a background check and drug test, as well as our verification of your employment references to the satisfaction of the Company; and (b) your satisfying the eligibility requirements for employment in the United States.

By accepting employment with the Company and signing below, you hereby waive any right to a trial by jury in any action arising from or related to your employment, and agree that any action shall be tried before a court and not before a jury.

We are extremely excited about the opportunity we have to build Eagle into a leading specialty pharmaceutical company.  One of the keys to accomplishing this is through the recruitment and retention of talented people. We are looking forward to having you join us and hope that you will accept our offer.

Sincerely,

/s/ Scott Tarriff
Scott Tarriff

Accepted and agreed this 12 day of May, 2017.

/s/ Pete A. Meyers
PETE A. MEYERS

Enclosure